Exhibit 99.20

Johnson & Johnson and Subsidiaries
Supplementary Sales Data

(Unaudited; Dollars in Millions)


                                      First Quarter
                                   Percent    Percent    Percent
		                    Change     Change     Change
		      2006   2005    Total   Operations  Currency

Sales to customers
by segment of
business
 Consumer
   U.S.              $1,150  1,114     3.2%      3.2      -
   International      1,205  1,166     3.3       5.7   (2.4)
                      2,355  2,280     3.3       4.5   (1.2)
 Pharmaceutical
   U.S.               3,701  3,783    (2.2)     (2.2)     -
   International      1,925  1,972    (2.4)      2.9   (5.3)
                      5,626  5,755    (2.2)     (0.4)  (1.8)

Med Device &
Diagnostics
   U.S.               2,520  2,361     6.7       6.7      -
   International      2,491  2,436     2.3       9.0   (6.7)
                      5,011  4,797     4.5       7.9   (3.4)

U.S.                  7,371  7,258     1.6       1.6      -

International         5,621  5,574     0.8       6.1   (5.3)

Worldwide           $12,992 12,832     1.2%      3.5   (2.3)



Johnson & Johnson and Subsidiaries
Supplementary Sales Data

(Unaudited; Dollars in Millions)

                                      First Quarter
                                   Percent    Percent    Percent
		                    Change     Change     Change
		      2006   2005    Total   Operations  Currency


Sales to customers by
geographic area

U.S.                 $ 7,371  7,258    1.6%       1.6     -

Europe                 3,071  3,176   (3.3)       5.3  (8.6)
Western Hemisphere       822    725   13.4        5.7   7.7
excluding U.S.
Asia-Pacific, Africa   1,728  1,673    3.3        8.1  (4.8)
International          5,621  5,574    0.8        6.1  (5.3)

Worldwide            $12,992 12,832    1.2%       3.5  (2.3)



Johnson & Johnson and Subsidiaries
Condensed Consolidated Statement of Earnings(1)

(Unaudited; in Millions Except Per Share Figures)


                                    FIRST QUARTER
                             2006             2005
                            Percent          Percent   Percent
                      2006    to      2005     to      Increase
                    Amount   Sales   Amount   Sales   (Decrease)

Sales to customers $12,992  100.0  $12,832    100.0      1.2
Cost of products
 sold                3,612   27.8    3,496     27.2      3.3
Selling, marketing
 and administrative
 expenses            4,095   31.5    4,127     32.2     (0.8)
Research expense     1,532   11.8    1,384     10.8     10.7
In-process
 research &
 development            37    0.3        -        -
Interest (income)
 expense, net         (181)  (1.4)     (69)    (0.5)
Other (income)
 expense, net         (718)  (5.5)     (33)    (0.3)
Earnings before
 provision for
 taxes on income     4,615   35.5    3,927     30.6     17.5
Provision for
 taxes on income     1,310   10.1    1,088      8.5     20.4
Net earnings       $ 3,305   25.4  $ 2,839     22.1     16.4

Net earnings per
 share (Diluted)   $  1.10         $  0.94              17.0

Average shares
 outstanding
 (Diluted)         2,992.7         3,023.7

Effective tax rate    28.4%           27.7%

Adjusted earnings
 before provision
 for taxes and net
 earnings(A)

Earnings before
 provision for
 taxes on income  $ 4,030(2) 31.0 $ 3,927     30.6     2.6

Net earnings      $ 2,966(2) 22.8 $ 2,839     22.1     4.5

Net earnings per
 share (Diluted)  $  0.99(2)        $0.94              5.3

Effective tax rate   26.4%           27.7%

(1) The company has adopted SFAS No. 123 (R), Shared Based
Payment, applying the modified retrospective transition method. Previously reported financial statements have been restated accordingly.

(2) The difference between as reported earnings before provision for taxes on income and net earnings and net earnings per share (diluted) is the Guidant acquisition termination fee of $622 million and $368 million and $0.12 per share, respectively, and IPR&D of $37 million and $29 million and $0.01 per share, respectively.

(A) NON-GAAP FINANCIAL MEASURES "Adjusted earnings before provision for taxes on income," "adjusted net earnings," "adjusted net earnings per share (diluted)," and "adjusted effective tax rate" are non-GAAP financial measures and should not be considered replacements for GAAP results. The Company provides earnings before provision for taxes on income, net earnings, net earnings per share (diluted), and effective tax rate on an adjusted basis because management believes that these measures provide useful information to investors. Among other things, they may assist investors in evaluating the Company's results of operations period over period. In various periods, these measures may exclude such items as business development activities (including IPR&D at acquisition or upon attainment of milestones and any extraordinary expenses), strategic developments (including restructuring and product line changes), significant litigation, and changes in applicable laws and regulations (including significant accounting or tax matters). Special items may be highly variable, difficult to predict, and of a size that sometimes has substantial impact on the Company's reported results of operations for a period. Management uses these measures internally for planning, forecasting and evaluating the performances of the Company's businesses, including allocating resources and evaluating results relative to employee performance compensation targets. Unlike earnings before provision for taxes on income, net earnings, net earnings per share (diluted), and effective tax rate prepared in accordance with GAAP, adjusted earnings before provision for taxes on income, adjusted net earnings, adjusted net earnings per share (diluted), and adjusted effective tax rate may not be comparable with the calculation of similar measures for other companies. These non-GAAP financial measures are presented solely to permit investors to more fully understand how management assesses the performance of the Company. The limitations of using these non-GAAP financial measures as performance measures are that they provide a view of the Company's results of operations without including all events during a period, such as the effects of an acquisition, merger-related or other restructuring charges, or amortization of purchased intangibles, and do not provide a comparable view of the Company's performance to other companies in the health care industry. Investors should consider non-GAAP financial measures in addition to, and not as replacements for, or superior to, measures of financial performance prepared in accordance with GAAP.